Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-163901

FIRST TRINITY FINANCIAL CORPORATION

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus Dated April 7, 2011)

We are supplementing our Prospectus dated April 7, 2011 as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-163901) with the Securities and Exchange Commission (the “Commission”) on December 21, 2009, as amended by that certain Post-Effective Amendment No. 3 to the Form S-1 on Form S-1/A, as filed with the Commission on March 31, 2011 (and effective as of April 7, 2011), as supplemented from time to time, related to the offering of up to 1,333,333 shares of common stock and an additional 133,334 shares for oversubscriptions (the “Prospectus”).  This Prospectus Supplement No. 3 is to provide information contained in our Form 8-K filed with the Commission on July 27, 2011.  A copy of which is attached hereto and incorporated herein by reference.  On May 12, 2011 we filed Prospectus Supplement No. 1 to supplement the Prospectus.  On May 25, 2011 we filed Prospectus Supplement No. 2 to supplement the Prospectus.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus and Prospectus Supplement No. 1 and Prospectus Supplement 2.  This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2 and is qualified by reference to the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2 except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2.

ANY POTENTIAL INVESTORS IN OUR COMMON STOCK ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2 AND THIS PROSPECTUS SUPPLEMENT NO. 3 CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

Our Report on Form 8-K

On July 27, 2011, we filed with the Commission the attached communication of Item 7.01 Regulation FD Disclosure.

Neither the Commission nor the Oklahoma Department of Securities has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 27, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2011

First Trinity Financial Corporation
(Exact Name of registrant as specified in its charter)

Commission File No. 000-52613

Oklahoma	34-1991436
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

7633 E 63rd Place, Suite 230, Tulsa, OK 74133
Address of principal executive offices) (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On July 25, 2011, the Registrant, First Trinity Financial Corporation (“First Trinity”), through its wholly owned insurance subsidiary, Trinity Life Insurance Company (“Trinity Life”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) to acquire Doctors Life Insurance Company (“Doctors Life”), a California-domiciled stock life insurance Company.  Doctors Life is owned by The Doctors Company located in Napa, California.

Under the Purchase Agreement, which has been approved by the Board of Directors of both companies, Trinity Life will pay $4,500,000, subject to adjustment based upon required statutory capital and surplus, in cash for Doctors Life.

The transaction is subject to customary closing conditions including obtaining insurance and other regulatory approval.  Closing is anticipated to occur in December 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Trinity Financial Corporation

Date: July 27, 2011	By:	/s/ Gregg E. Zahn
Gregg E. Zahn
President and Chief Executive Officer